Exhibit 23.4

Kost Forer Gabbay & Kasierer 144A Derech Menachem Begin Tel Aviv 6492102	Tel.: +972-3-6232525 Fax: +972-3-5622555 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 2025 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1B to the financial statements), with respect to the financial statements of Kadimastem Ltd. included in this registration statement on Form F-4 and related Prospectus of NLS Pharmaceutics Ltd. for the registration of its common shares.

Kost Forer Gabbay & Kasierer
A member firm of EY Global

Tel Aviv, Israel

June 23, 2025